Pitney Bowes Inc.

Michael J. Critelli
Chairman &
Chief Executive Officer

Pitney Bowes Mission

"Pitney Bowes will deliver shareholder and customer value by providing leading-edge, global integrated mail and document management solutions for organizations of all sizes."

Growth Strategies Update

- Office Systems Spin-Off
- Interdependent, Global Operations
- Five Strategic Acquisitions
- Enhanced IT and Business Processing

"…the only way to predict the future is to invent it…"

Growth Plan

- Identify Opportunities
- Focus Investment
- Align Infrastructure
- Acquisition / Partnering

Mail & Document Value Chains

Create ➡ Produce ➡ Distribute ➡ Receive ➡ Update

Creative Services → List Management → Data Processing Services → Printing → Mail Finishing → Lettershop/Presort Services → Fulfillment → Consolidate /Drop-Ship → Retail /Delivery → Incoming Mail

Key Areas of Overlap

- Bill/Statement printing[1]
- Other Financial Print (e.g., 10K, Prospectus)
- CRM Data Mgmt Services and Software
- Magazine Printing (Mailed Magazines)
- Catalog Printing
- Direct Mail Printing

[1]Includes data formatting and extraction

Copy/print	Facilities mgmt services	General commercial print	Commercial publishing	Content mgmt and storage/ retrieval	Transaction doc. mgmt	Digital on demand	Document intensive business process outsourcing

Mail and Document Opportunities

- New Digital, Networked Mailing Systems
- Solutions for Posts Worldwide
- Physical and Electronic Mail and Documents – Quality, Security and Efficiency
- Integrated Mail and Document Management Solutions for Enterprises

Pitney Bowes' Added Value

- Comprehensive Product and Service Offerings
- Leading Edge Technology
- Solutions for Broad Range of Customers and Applications

Pitney Bowes Transformation Continues

- Services and Solutions Provider
- Decreasing Manufacturing
- Increasing Global Presence
- More Integrated and Streamlined